FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
April 22, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Drilling Kromolice North Well;

Company’s Grundy Well Continues Ahead

Salt Lake City, April 22, 2008 – FX Energy, Inc. (NASDAQ: FXEN) today announced that drilling operations are underway on the Company’s Kromolice North well in western Poland. The well is the second of four exploratory wells the Company expects to drill this year in Poland.

The Kromolice North well is intended to test an interpreted Rotliegend sandstone structure at a depth of 3,670 meters. It is located approximately 7 kilometers along trend from the Company’s 2005 Sroda 4 discovery well. The Kromolice North well is in the Company’s Fences concession. FX Energy owns a 49% interest in the well; the Polish Oil and Gas Company (“POGC”) is the operator and owns 51%.

David Pierce, president of FX Energy commented, “We are pleased to be well underway and making good progress on our 2008 operations, especially as this year’s budget and operations are almost double last year’s. One element of our strategy is to increase reserves, production and revenue in our lowest risk area. The three wells scheduled for this year on our recently completed Sroda 3-D seismic (the Kromolice North, Sroda City and Kromolice South wells), collectively represent an important step forward with this strategy.”

Grundy Well

The Company reported that the Grundy well, also in the Fences concession, currently is drilling below 3,400 meters. The well is intended to test a possible Ca2/reef target at a depth of approximately 4,000 meters. In addition, the well is intended to test the Rotliegend sandstone below the Ca2/reef. Previously announced, the Grundy well started drilling in January. FX Energy owns a 49% interest; POGC operates and owns 51% interest in the well.

“The Grundy Ca2/reef well is significantly higher risk than our 3-D Rotliegend wells, but it is a key element in our strategy to search for significant reserves through high potential exploration. In addition to the Grundy well we are conducting seismic programs intended to identify high potential prospects in two of our 100% owned acreage blocks. This year’s increased budget allows us to carry out exploration in several new areas while continuing to build momentum in our core area. This should be a very exciting year for the Company and its shareholders,” said Mr. Pierce.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.